EXHIBIT 99.1

John Leonesio Retires From the Board of The Joint Corp.

SCOTTSDALE, Ariz., Dec. 22, 2015 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator and franchisor of chiropractic clinics, announced today that John Leonesio, chairman of the board and former chief executive officer of The Joint Corp., is retiring from its Board of Directors effective December 31, 2015.

“I’ve enjoyed nurturing The Joint from just an idea to its current success,” said Leonesio. “I know I’m leaving The Joint in capable hands.”

Leonesio served as chief executive officer of The Joint Corp. from 2010 to 2013, when he was succeeded by John B. Richards, the current chief executive officer. He was instrumental in creating The Joint Chiropractic franchise concept and in expanding The Joint to 164 locations by the end of 2013. “Mr. Leonesio retires from the board with our thanks and gratitude for his early stewardship of The Joint’s expansion,” said Richards. “His insight and expertise in the franchise arena were invaluable in putting The Joint on its initial path to success.”

Leonesio is the former founder and chief executive officer of Massage Envy and is currently the chairman and chief executive officer of Amazing Lash Studios.

About The Joint Corp.  (NASDAQ:JYNT)

The Joint is reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Our no-appointment policy and convenient hours and locations make care more accessible, and our affordable membership plans and packages eliminate the need for insurance. With 300+ clinics nationwide and over two million patient visits annually, The Joint is an emerging growth company and key leader in the chiropractic profession. For more information, visit www.thejoint.com, follow us on Twitter @thejointchiroand find us on Facebook, YouTube and LinkedIn.

Investor Contact:
Peter Vozzo
peter.vozzo@westwicke.com
443-213-0505

Media Contact:
Marcia Rhodes
mrhodes@acmarketingpr.com
480-664-8412, ext. 15